EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 2 to the Schedule 13D originally filed on February 15, 2007 (including additional amendments thereto) with respect to the Class A Common Stock of Hickok, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 22, 2008	THE GLAUBMAN ROSENBERG & ROBOTTI FUND, L.P.

	By:	Glaubman & Rosenberg Partners, LLC, its General Partner

	By:	/s/ Joseph Hain
		Name:	Joseph Hain
		Title:	Managing Member

GLAUBMAN & ROSENBERG PARTNERS, LLC

/s/ Joseph Hain
Name:	Joseph Hain
Title:	Managing Member

GLAUBMAN & ROSENBERG ADVISORS, LLC

/s/ Kirin Smith
Name:	Kirin Smith
Title:	Managing Member

/s/ Joseph Hain
Joseph Hain

/s/ Kirin Smith
Kirin Smith